News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES SECOND QUARTER RESULTS

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Declares Regular Quarterly Dividend

BIRMINGHAM, Ala. (August 21, 2008) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the second quarter and 26 week period ended August 2, 2008. Net sales for the 13-week period ended August 2, 2008 decreased 7.5% to $122.8 million from net sales of $132.8 million in the year-earlier period. Comparable store sales for the second quarter decreased 10.4% when compared with the 13-week period for the prior year. Net income for the second quarter decreased to $645,000, or $0.04 per diluted share, compared with net income of $3.1 million, or $0.19 per diluted share, in the year-earlier period.

For the 26-week period ended August 2, 2008, net sales decreased 4.3% to $238.3 million from net sales of $249.1 million in the year-earlier period. Comparable store sales decreased 7.1% when compared with the same period in the prior year. For the 26-week period ended August 2, 2008, the Company reported net income of $1.6 million, or $0.10 per diluted share, compared with net income of $5.2 million, or $0.31 per diluted share, for the year-earlier period.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “Very challenging macro economic trends and tough comparisons to last year due to the record-breaking sales of Harry Potter and the Deathly Hallows led to disappointing comparable store sales for the quarter. In this difficult environment we remain focused on controlling costs, managing our inventory and offering the best possible value to our customers."

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.09 per share. The quarterly dividend will be paid on September 18, 2008, to stockholders of record at the close of business on September 4, 2008.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 212 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

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BAMM Announces Second Quarter 2009 Results

August 21, 2008

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Aug. 2, 2008	Aug. 4, 2007	Aug. 2, 2008	Aug. 4, 2007
NET SALES	$122,803	$132,802	$238,284	$249,120
Cost of sales (including warehouse, distribution and store occupancy costs)	87,714	95,110	169,272	177,669
GROSS PROFIT	35,089	37,692	69,012	71,451
Operating, selling and administrative expenses Depreciation and amortization	29,891 3,618	29,331 3,496	58,347 7,068	56,300 6,832
OPERATING INCOME Interest expense (income), net	1,580 502	4,865 64	3,597 994	8,319 (53)
INCOME BEFORE INCOME TAXES Income tax provision	1,078 433	4,801 1,701	2,603 1,052	8,372 3,161
NET INCOME	$ 645	$ 3,100	$ 1,551	$ 5,211

NET INCOME PER COMMON SHARE:
Basic: Net income	$ 0.04	$ 0.19	$ 0.10	$ 0.32
Weighted average shares outstanding	15,192	16,437	15,268	16,440
Diluted: Net income	$ 0.04	$ 0.19	$ 0.10	$ 0.31
Weighted average shares outstanding	15,466	16,656	15,649	16,693

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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